AMENDED AND RESTATED

ARTICLES of INCORPORATION

of

CLEAN ENERGY TECHNOLOGIES, INC.

I, Meddy Sahebi, Executive Chairman of Clean Energy Technologies, Inc., a Nevada corporation, do hereby certify that (a) the Board of Directors of the corporation at a meeting duly convened and held on June 30, 2016 adopted resolutions subject to stockholder approval to amend and restate the articles of incorporation of the corporation, as amended, in Amended and Restated Articles of Incorporation pursuant to Sections 78.385, 78.390, and 78.403 of the Nevada Revised Statutes, and (b) set forth below is the correct text of the Amended and Restated Articles of Incorporation of the corporation, as amended to the date of this certificate:

ARTICLE I

NAME

The name of the corporation is:  Clean Energy Technologies, Inc.

ARTICLE II

REGISTERED AGENT

The principal office in the State of Nevada is 3960 Howard Hughes Parkway, 5th Floor, Las Vegas, Nevada 89109. The name and address of its registered agent at that address is Incorporate Express.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Chapter 78 of the Nevada Revised Statutes (together with any successor statutes “NCL”).  In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

ARTICLE IV

AUTHORIZED STOCK

4.1. Authorized Shares.  The corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock authorized to be issued is 400,000,000 shares, with a par value of $0.001 per share.  The total number of shares of Preferred Stock authorized to be issued is 10,000,000 shares, with a par value of $0.001 per share.

4.2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series.  The board of directors of the corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the NCL.  The Board is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding.  In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

4.3. Series D Preferred Stock.  There is hereby constituted out of the shares of Preferred Stock of the corporation a series designated as “Series D Preferred Stock.”  The Series D Preferred Stock (the “Series D Preferred”) shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 15,000.  The Series D Preferred will be paid a special monthly divided at the rate of 17.5% per annum or at the option of the holder such special dividend may accrue.  If the corporation does not pay the special dividend within five (5) business days from the end of the calendar month for which the payment of such dividend to owed, the corporation will pay the holder a penalty of 3.5%.  Any unpaid or accrued special dividends will be paid upon a liquidation or redemption.  For any other dividends or distributions, participation with Common Stock will be on an as-converted basis.  The holder may elect to convert the Series D Preferred, in its sole discretion, at any time after a one year (1) year holding period (the “Holding Period”), by sending the corporation a notice to convert.  The conversion rate shall equal to the greater of $0.08 or a 20% discount to the average of the three (3) lowest closing market prices of the common stock during the ten (10) trading day period prior to conversion. This right is exercisable during the period commencing on the next day after the Holding Period, in whole or from time to time in part, at the option of the holder, upon submitting to the corporation a duly completed Notice of Conversion in the form prescribed by the corporation.  Each conversion of the Series D Preferred shall be deemed to have been effected immediately prior to the close of business on the day on a duly completed Notice of Conversion is received by the corporation.  Within fifteen (15) business days after a duly completed Notice of Conversion is received by the corporation, the corporation at its expense will use its best efforts to cause to be issued in the name of, and delivered to the holder a certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled upon such conversion, which shall be rounded up to the nearest whole share in lieu of any fractional share to which such holder would otherwise be entitled.  So long as 51% of the shares of Series D Preferred are outstanding, in addition to any other vote or approval required under the corporation’s articles of incorporation or by-laws, the corporation will not, without the written consent of the holders of at least 51% of the corporation’s Series D Preferred outstanding, either directly or indirectly by amendment, merger, consolidation, or otherwise: (i) liquidate, dissolve or wind-up the business and affairs of the corporation, or effect any Deemed Liquidation Event or consent to any of the foregoing if such Deemed Liquidation Event would result in the Investor not being made whole in their investment hereunder; (ii) amend, alter, or repeal any provision of the articles of incorporation or by-laws in a manner adverse to the Series D Preferred; (iii) create or authorize the creation of or issue or obligate itself to issue shares of, any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series D Preferred, or increase the authorized number of shares of Series D Preferred or of any additional class or series of capital stock unless it ranks junior to the Series D Preferred; (iv) reclassify, alter or amend any existing security that is junior to or on parity with the Series D Preferred, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Series D Preferred; (v) purchase or redeem or pay any dividend on any capital stock prior to the Series D Preferred, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost; other than as approved by the corporation’s Board; or (vii) dispose of any subsidiary stock or all or substantially all of any subsidiary assets.  A “Deemed Liquidation Event” is a merger, consolidation, or sale of substantially all the corporation’s assets, in each case where the consideration is cash.  The Series D Preferred shall be redeemable from funds legally available for distribution at the option of the individual holders of the Series D Preferred commencing any time after the one (1) year period from the date of initial issuance thereof (the “Redemption Period”) at a price equal to the initial purchase price therefor (the “Purchase Price”) plus all accrued but unpaid dividends.  If the corporation is not in financial position to pay it back it needs to notify the holders thirty (30) days prior the Redemption Period commencing and both parties will negotiate in good faith for an extension of the Redemption Period.  Notwithstanding, the corporation may elect to redeem the Series D Preferred shares any time after the date of initial issuance thereof at a price equal to Purchase Price plus all accrued but unpaid dividends subject to the holders’ right to convert by providing the holders with written notice about its intent to redeem whereby the holders shall have the right to convert per the terms of the conversion terms at least ten (10) days prior to such redemption by the corporation.  Upon liquidation, the corporation shall first pay one times the Purchase Price plus accrued dividends plus declared and unpaid dividends on each share of Series D Preferred.  Thereafter, the Series D Preferred participates with the Common Stock pro rata on an as-converted basis.

ARTICLE V

CERTAIN RIGHTS OF COMMON STOCK

5.1. Voting Rights. Each share of Common Stock shall be entitled to one vote per share.

5.2. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

5.3. Election of Directors.  Notwithstanding anything to the contrary contained herein, subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the holders of Common Stock, voting together as a single class, shall be entitled to elect, remove and replace all directors of the corporation.

5.4. No Preemptive Rights. No stockholder of the corporation shall have a right to purchase shares of capital stock of the corporation sold or issued by the corporation except to the extent that such a right may from time to time be set forth in a written agreement between the corporation and a stockholder.

ARTICLE VI

AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal Bylaws of the corporation.

ARTICLE VII

DIRECTOR AND OFFICER LIABILITY

7.1. Limitation of Liability.  A director or officer of the corporation shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of the applicable statutes of Nevada. If the NCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the NCL, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director or officer of the corporation existing by virtue of this Article VII at the time of such repeal or modification.

7.2. Director and Officer Indemnity.  The corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation or is serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer.  The indemnification of directors and officers by the corporation shall be to the fullest extent authorized or permitted by applicable law, as such law exists or may hereafter be amended (but only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior to the amendment).  The indemnification of directors and officers shall be against all loss, liability and expense (including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement and ERISA excise taxes or penalties) actually and reasonably incurred by or on behalf of a director or officer in connection with such Proceeding, including any appeal; provided, however, that with respect to any Proceeding initiated by a director or officer, the corporation shall indemnify such director or officer only if the Proceeding was authorized by the board of directors of the corporation, except with respect to a suit for the enforcement of rights to indemnification or advancement of expenses in accordance with Section 7.5 below.

7.3. Agent Limitation of Liability.  The corporation shall have the power to indemnify, to the extent permitted by the NCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

7.4. Expenses.  The expenses of directors and officers incurred as a party to any threatened, pending or completed Proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the Proceeding; provided, however, that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under this Article VII.

7.5. Enforcement.  Any director or officer may enforce his or her rights to indemnification or advance payments for expenses in a suit brought against the corporation if his or her request for indemnification or advance payments for expenses is wholly or partially refused by the corporation or if there is no determination with respect to such request within 60 days from receipt by the corporation of a written notice from the director or officer for such a determination.  If a director or officer is successful in establishing in a suit his or her entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, he or she shall also be indemnified by the corporation for costs and expenses incurred in such suit.  It shall be a defense to any such suit (other than a suit brought to enforce a claim for the advancement of expenses under Section 7.4 of this Article VII where the required undertaking, if any, has been received by the corporation) that the claimant has not met the standard of conduct set forth in the NCL.  Neither the failure of the corporation to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct nor a determination by the corporation that the director or officer has not met such applicable standard of conduct shall be a defense to the suit or create a presumption that the director or officer has not met the applicable standard of conduct.  In a suit brought by a director or officer to enforce a right under this Section 7.5 or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that a director or officer is not entitled to be indemnified or is not entitled to an advancement of expenses under this Section 7.5 or otherwise, shall be on the corporation.

7.6. Non-Exclusivity.  The right to indemnification and to the payment of expenses as they are incurred and in advance of the final disposition of the Proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation or any by-law, agreement, statute, vote of stockholders or disinterested directors or otherwise.  The right to indemnification under Section 7.2 of this Article VII shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

7.7. Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any loss, liability or expense, whether or not the corporation would have the power to indemnify such person against such loss, liability or expense under the NCL.

7.8. Settlement.  The corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement.  If any person shall unreasonably fail to enter into a settlement of any Proceeding within the scope of Section 7.2 of this Article VII, offered or assented to by the opposing party or parties and which is acceptable to the corporation, then, notwithstanding any other provision of this Article VII, the indemnification obligation of the corporation in connection with such Proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

7.9. Additional Rights.  Except as provided by law or expressly limited by an executed and enforceable written agreement between the corporation or a subsidiary thereof and a beneficiary of this Article VII, any indemnifications, releases, insurance or other statutory, common law, contractual, regulatory or other rights in favor of the beneficiaries of this Article VII are in addition to, and not in derogation of, this Article VII.

7.10. Change in Rights.  A right to indemnification, release, waiver, or to advancement of expenses arising under a provision of these articles of incorporation or a by-law of the corporation shall not be eliminated or impaired by an amendment to these articles of incorporation or the by-laws of the corporation after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE VIII

AMENDMENTS

8.1. General Amendments.  The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these articles of incorporation (including any Preferred Stock designation), and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by these articles of incorporation and the NCL; and, except as set forth in Article VII and this Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to these articles of incorporation in its present form or as hereafter amended are granted subject to the foregoing right.

8.2. Votes and Written Consents.  Any vote provided for in this Article VIII may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Common Stock entitled to vote thereon were present and voted.

8.3. Conflict.  In the event of any inconsistency between an amendment to these articles of incorporation and the rights of any beneficiary of Article VII with respect to the subject matter of Article VII pursuant to a written contract entered into and delivered prior to the amendment of these articles of incorporation, the beneficiary of Article VII shall be entitled to rely upon the more favorable contractual protections accorded by the applicable contract, as amended from time-to-time and as a matter of contract, the corporation shall be bound thereby.

These Amended and Restated Articles of Incorporation have been approved by a majority vote of the stockholders of the corporation.

IN WITNESS WHEREOF, Clean Energy Technologies, Inc. has caused its Executive Chairman to execute these Amended and Restated Articles of Incorporation of Clean Energy Technologies, Inc. on this 30th day of June 2016.

/s/ Meddy Sahebi

Meddy Sahebi

Executive Chairman

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